Exhibit 21.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF

JIAYIN GROUP INC.

Subsidiaries and Consolidated Variable Interest Entities	Jurisdiction of Incorporation
Jiayin Holdings Limited	BVI
Jiayin (HK) Limited	Hong Kong
Jiayin Southeast Asia Holdings Limited	BVI
Shanghai KunJia Technology Co., Ltd.* 上海堃嘉科技有限公司	PRC
Shanghai Jiayin Finance Technology Co., Ltd.* 上海嘉银金融科技股份有限公司	PRC
Shanghai Niwodai Internet Finance Information Services Co., Ltd.* 上海你我贷互联网金融信息服务有限公司	PRC
Shanghai Caiyin Asset Management Co., Ltd.* 上海财殷资产管理有限公司	PRC

*	The English name of this subsidiary, consolidated VIE or subsidiary of consolidated VIE, as applicable, has been translated from its Chinese name.